Exhibit 3.1

Certificate of Domestication

The undersigned, Paul A. Henley, president and chief executive officer of PlanGraphics, Inc., a Colorado corporation, in accordance with §607.1801, Florida Statutes, does hereby certify:

1. The date on which the corporation was formed was December 8, 1981.

2. The jurisdiction where the above named corporation was first formed, incorporated or otherwise came into being was the State of Colorado.

3. The name of the corporation immediately prior to filing this certificate of domestication was PlanGraphics, Inc.

4. The name of the Florida profit corporation as set forth in its Articles of Incorporation to be filed pursuant to §§607.0202 and 607.0401 with this certificate is Integrated Freight Corporation.

5.  The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or any other equivalent jurisdiction under applicable law, immediately before the filing of the Certificate of Domestication was the State of Colorado.

6. Attached are Florida articles of incorporation to complete the domestication requirements pursuant to §607.1801.

I am the chairman and chief executive officer of PlanGraphics, Inc. and am authorized to sign this Certificate of Domestication on behalf of the corporation and have done so this the 17th day of August 2010.

/s/ Paul A. Henley
Paul A. Henley

Certificate of Conversion:	$50.00
Articles of Incorporation and certified copy:	$78.75
Total to domesticate and file	$128.75